Exhibit 99.2

Federated Investors, Inc. Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779 412-288-1900 Phone www.federatedinvestors.com

FEDERATED CEO LETTER TO FUND SHAREHOLDERS

February 3, 2004

Dear Valued Clients and Fellow Shareholders,

Over the past few months, I have written to you to provide information regarding our internal review of past mutual fund trading practices. With the help of legal and financial experts we have completed an extensive assessment of the impact of these issues. Strengthening the trust and confidence of investors has been our focus and we truly appreciate your patience and support during our review process.

From the start, I stated that Federated was committed to taking remedial actions when and as appropriate, including compensating the funds for the impact these transactions may have had on them. Today, Federated is announcing a restoration fund of approximately $7.6 million and a number of other remedial actions. The details are contained in the attached statement.

During the course of the review, Federated identified deviations from our standards and procedures. These deviations are contrary to the Federated culture and the ethics that we have made a cornerstone of the Company throughout our history and we regret their occurrence.

In addition to the restoration fund, we are taking a number of actions that will enhance existing procedures and provide additional controls to prevent any recurrence of these issues. One of the steps we are announcing is our intent to outsource our transfer agent function to Boston Financial Data Services, one of the nation’s premier transfer agents and a leading provider of services to mutual funds.

We understand the concerns raised by the industry-wide investigations and believe that the actions we are announcing today reinforce our commitment to work in the best interest of fund shareholders. We continue to cooperate with regulators.

The lessons learned from our review serve to heighten our dedication to safeguarding the investments of our clients and protecting the interests of our shareholders. This has been the hallmark of Federated for the past half century and we look forward to building on this commitment as we move forward.

Sincerely,

J. Christopher Donahue
President and Chief Executive Officer